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                                                                   EXHIBIT 10(i)

        MANAGEMENT AGREEMENT WITH FEDERATED OIL AND GAS PROPERTIES, INC.



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                            WOLVERINE ENERGY, L.L.C.

                                       AND

                     FEDERATED OIL AND GAS PROPERTIES, INC.

                              MANAGEMENT AGREEMENT


                                    RECITALS

         Whereas, Wolverine Energy, L.L.C. (hereinafter "WELLC") is the manager of various oil and gas programs which own working interest in numerous oil and natural gas fields; and

         Whereas, Federated Oil and Gas Properties, Inc. (hereinafter "Federated") is the COPAS manager/operator of oil and natural gas working interests for individual and companies; and

         Whereas, WELLC and Federated desire to enter into a Management Agreement whereby Federated agrees to provide oil and gas management and administrative services for the oil and gas properties currently managed by WELLC and those subsequently managed by WELLC.

         NOW THEREFORE, WELLC, of 4660 South Hagadorn Road, Suite 230, East Lansing, Michigan 48823 and Federated, of 123 East Front Street, Post Office Box 946, Traverse City, Michigan 49685-0946 hereby enter into this Agreement effective retroactive to the First day of June, 1999.

                                    ARTICLE I
                                 SUBJECT MATTER

         1.1 Subject Matter. The subject matter of this Agreement is certain of the oil and gas properties which WELLC is or may become the manager, and those to initially be subject to this agreement and more fully described on Exhibit A hereto.

         1.2 Addition to Subject Matter. The parties may cause additional oil and gas properties to become subject to this Agreement upon mutual written consent.

                                   ARTICLE II
                            SERVICES TO BE PERFORMED

         2.1 Scope. Effective June 1, 1999, Federated shall provide oil and gas administrative and management services to WELLC for the term of this Agreement. Federated shall perform such duties in connection therewith as are customarily performed in the usual course of managing oil and/or gas well field operations, managing gas marketing functions, and providing general and administrative functions, including, without limitation the following services, which will be performed for each investment entity managed by Wolverine, more fully described in Exhibit A:

             a. monitor day to day production activities;

             b. provide input and counsel concerning work decisions;

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             c. review and approve capital expenditures and asset development recommendations;

             d. review and monitor operating expenses, so as to minimize the costs;

             e. monitor and provide reports concerning regulatory compliance and facilitate compliance with all laws, regulations, and orders;

             f. assist in the negotiation and service of end user gas purchase contracts, gas transportation, and gas processing agreements;

             g. collect monthly gas marketing proceeds and oil revenues, pay monthly operating expenses and distribute net amounts to those entities identified by WELLC as the working interest owners;

             h. provide copies of current certificates of liability insurance and other necessary insurance concerning all oil and gas properties and activities in an amount that is reasonable under the circumstances and consistent with the standards or norms of the oil and gas industry.

Federated agrees to perform all services and duties required for the proper management of the oil and gas properties owned or managed by WELLC.

         2.2 Labor. Materials. etc. Federated agrees to be responsible for furnishing all management, supervision, labor, materials, transportation, equipment, supplies, and administrative staff to perform its obligations under this Agreement.

         2.3 Performance Standard. Federated agrees to perform all management and administrative work in a workmanlike manner in accordance with customary industry standards, governmental regulations, and within a reasonable time.

         2.4 Quarterly Reports. Federated shall furnish to WELLC written reports not less frequently than quarterly, which set forth a summary of operations and management, including an accounting of production revenue and expenses attributable to WELLC's oil and gas interests under management., by program. This information will be used to submit information to the investors, among other things.

         2.5 Access to Information. Each party shall have access to the oil and gas properties under management at all reasonable times, at its sole cost and risk to inspect or observe operations and shall have access at reasonable times to information pertaining to management and administration thereof, including Federated's books and records relating thereto. Federated, upon request, shall furnish WELLC with copies of all documents, information, and materials pertaining in any way to this Agreement.

         2.6 Change in Scope. Should either party desire to expand the scope of services performed under this Agreement, the party desiring to expand the scope of services performed shall give the other party written notice of the proposed changes. The party receiving such notice shall have thirty (30) days after receipt of the notice within which to notify the party wishing to change the scope of services whether it agrees to the proposed changes. Failure of a party receiving such notice to reply within the period above


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fixed shall constitute a refusal to allow the changes to the scope of this
Agreement.

                                   ARTICLE III
                              SUBSEQUENT OPERATIONS

         3.1 Proposed Subsequent Operations. If any operator of a well under management pursuant to this Agreement proposes subsequent operations, including, but not limited to, reworking a well, deepening a well, plugging a well, or conducting operations outside the scope of this Agreement, or conduct operations that require an additional capital contribution, by the working interest owners, then Federated shall be required to submit an Authorization for Expenditures
(AFE) and any written proposal to WELLC if the total cost of the proposed operations as to WELLC's interest exceeds $15,000. The AFE's and written proposals shall specify the work to be performed, the location, estimated cost, estimated time of completion, and all other information that WELLC deems necessary for deciding whether to approve the proposed operations. WELLC shall give approval of the proposed operations, if at all, within the time period provided for in the "Subsequent Operations" section of the operating agreement covering the oil or gas property which is the subject matter of the proposed operations. If there is no governing time limit for approval of proposed operations in an operating agreement, then WELLC shall give approval, if at all, within thirty (30) days of receipt of the AFE or written proposal. Federated shall notify the operator of WELLC's consent or non-consent to the proposed operations after receiving written authorization and approval from WELLC. The failure of WELLC to approve the proposed operations within the applicable time period shall constitute an election by WELLC not to participate, approve, or consent to the proposed subsequent operations. All applicable provisions of the underlying operating agreement shall govern, unless inconsistent with the terms of this Agreement.

                                   ARTICLE IV
                                  COMPENSATION

         4.1 Compensation. Federated shall be paid an initial management fee of $350 per month per entity for providing the management services to WELLC required under this Agreement. Said fee may be deducted or netted against the production revenues received from the subject oil and gas properties being managed hereunder. The parties agree that said fee is an estimate of the actual costs being incurred by Federated to provide management services to WELLC and may from time to time be adjusted in writing by mutual agreement to reflect changes in the number of wells being managed or other circumstances which affect the costs incurred to provide the services.

                                    ARTICLE V
                                TERM OF AGREEMENT

         5.1 Term of Agreement. The term of this Agreement shall commence on the First day of June, 1999, and shall continue in full force and effect until it is terminated. Either party may terminate this Agreement upon ninety (90) days written notice given to the other party.

         5.2 Continuance of Term. Unless terminated by the mutual agreement of the parties, the term shall continue so long as oil and/or gas is being


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produced or is capable of being produced in commercial quantities from any of the oil and gas properties under management.

                                   ARTICLE VI
                          INDEPENDENT CONTRACTOR STATUS

         6.1 Independent Contractor. Federated's relationship to WELLC shall be that of an independent contractor and not of an officer, partner, employee, or agent of WELLC. WELLC shall have no liability to Federated except to pay it compensation as provided for by this Agreement. In performing the services provided herein, Federated is acting as an independent contractor. As an independent contractor, Federated understands and agrees to bear the complete legal responsibility and risk for all actions performed or supervised by or through it pursuant to this Agreement. Federated agrees that it is not controlled by WELLC, except as provided in this Agreement. Federated agrees that the services it performs pursuant to this Agreement are customarily and normally performed by independent contractors.

                                   ARTICLE VII
                 COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

         7.1 Compliance with Applicable Laws and Regulations. Federated hereby agrees to manage and administer the oil and gas properties in accordance with all applicable federal, state and local laws, rules and regulations and shall indemnify and hold WELLC harmless from any expense, fine, judgment or other obligation arising out of or related to any failure of Federated to comply therewith.

         7.2 Workers' Compensation, Taxes, Expenses, etc. Federated shall be responsible for its own compliance with the Michigan Workers' Compensation Act and will provide for all payments required thereunder in the manner and extent required by such Act. Federated will be responsible for its own taxes and expenses, and for the withholding and payment of state and federal withholding taxes, including but not limited to FICA, FUTA and Social Security for any persons employed by it in connection with this Agreement.

                                  ARTICLE VIII
                           RELEASE AND INDEMNIFICATION

         8.1 Release and Indemnification. WELLC will not be liable to Federated, its employees, agents, or any other person whomsoever, for any injury to any person or damage to property, caused by Federated's negligence, misconduct or any activities in and during the scope of the performance of duties under this Agreement; In addition, Federated shall indemnify WELLC and hold it harmless from any loss, expense or claims, including actual and reasonable legal expenses and fees, which may arise out of the acts or omissions of Federated or any person or persons acting for or under the direction of Federated.

                                   ARTICLE IX
                                     GENERAL

         9.1 Entire Agreement. Except as otherwise provided herein, this Agreement supersedes all previous representations, understandings and negotiations, either written or oral, between the parties, and constitutes


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the entire Agreement with respect to the subject matter herein.

         9.2 Amendment. No modification, amendment, addition to, deletion from, nor waiver of any provision of this Agreement, will be valid or enforceable unless in writing and signed by both parties.

         9.3 Assignability/Delegation. Federated shall neither assign its rights under this Agreement nor delegate its duties under this Agreement to a third party without the written authorization of WELLC. If Federated does assign its rights or delegate its duties pursuant to this Agreement, it shall continue to remain fully liable under this Agreement.

         9.4 Binding Effect. This Agreement will be binding on the parties, their legal representatives, successors and assigns.

         9.5 Notices. All notices under this Agreement will be in writing and served by regular mail addressed to each party at their address as set forth in this Agreement. Either party may also notify the other party of a different address to which notices will be sent, in the same manner.

         9.6 Governing Law. This agreement will be governed by the laws of the State of Michigan.

         IN WITNESS WHEREOF, the parties have executed this Agreement.


DATE: 5/30/99                         By:        //George H. Arbaugh//
                                         ---------------------------------------
                                      WOLVERINE ENERGY, L.L.C.
                                      By:  George H. Arbaugh
                                      Its: Chief Executive Officer

DATE: 5/30/99                         By:        //J.G. Kostrzewa//
                                         ---------------------------------------
                                      FEDERATED OIL AND GAS PROPERTIES, INC.
                                      By:  J.G. Kostrzewa
                                      Its: Chairman




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